UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

AIRGAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Radnor Court
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5283

July 8, 2005

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Tuesday, August 9, 2005, at 11:00 a.m., Eastern Daylight Time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company’s operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

     To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

     I hope you will attend the Annual Meeting.

Sincerely,

Peter McCausland
Chairman and Chief Executive Officer

AIRGAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 9, 2005

TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of Airgas, Inc. (the “Company”), a Delaware corporation, will be held on Tuesday, August 9, 2005, at 11:00 a.m., Eastern Daylight Time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103, for the following purposes:

     1. To elect three Directors of the Company.

     2. To vote upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Stockholders of record at the close of business on June 21, 2005, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Dean A. Bertolino
Vice President, General Counsel and Secretary

Radnor, Pennsylvania
July 8, 2005

     The Company’s Annual Report for the fiscal year ended March 31, 2005, accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

AIRGAS, INC.

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on August 9, 2005.

     Stockholders of record at the close of business on June 21, 2005, will be entitled to vote at the Annual Meeting. At the close of business on June 21, 2005, 77,178,990 shares of the Company’s $0.01 par value common stock (“Common Stock”) were outstanding and entitled to vote. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company’s stockholders on or about July 8, 2005.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Annual Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless record holders indicate otherwise on their proxy cards, their shares will be voted FOR each of the Company’s proposals 1 and 2, and at the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. Shares held by brokers for beneficial owners will be voted as described below. The Board of Directors unanimously recommends that you vote to approve each of the Company’s proposals.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business, but are not counted as shares voted in favor of a proposal and therefore have the effect of a vote against proposal 2. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange (the “NYSE”). In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non-vote.” A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of the proposal.

     The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Ratification of the selection of the Company’s independent registered public accounting firm (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock present and entitled to vote at the meeting. Brokers are not precluded from voting on Proposal 2, and therefore there will be no broker non-votes on that proposal.

     The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by some of the officers and other employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. The Company has also retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies at an anticipated fee of $6,500 plus out-of-pocket expenses.

GOVERNANCE OF THE COMPANY

Corporate Governance Commitment

     The Company’s Board of Directors believes strongly that good corporate governance accompanies and greatly aids the Company’s long-term business success. This success has been the direct result of the Company’s key business strategies and the highest business standards. The Board strongly supports these key strategies, advising on design and implementation, and seeing that they guide the Company’s operations. To accomplish its strategic goals, the Company has, consistently over many years, developed and followed a program of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, and its Governance and Compensation Committee is responsible for reviewing and reassessing the Guidelines on an annual basis and making recommendations to the Board concerning changes to the Guidelines. The Guidelines are published on the Company’s website at www.airgas.com. The Guidelines address the following matters.

Board Independence and Expertise

     Board and Committee Independence

     The Board of Directors is composed of independent outside directors, with the exception of the Chief Executive Officer. The committees of the Board are also composed of independent outside directors, with the exception of the Executive Committee, of which the Chief Executive Officer is a member.

     The Board of Directors has determined that the following directors, comprising all of the directors other than the Chief Executive Officer, are “independent” under the listing standards of the NYSE: William O. Albertini; W. Thacher Brown; James W. Hovey; Richard C. Ill; Paula A. Sneed; David M. Stout; Lee M. Thomas; and Robert L. Yohe. In order to assist the Board in making this determination, the Board has adopted “Director Independence Standards,” which are attached hereto as Exhibit A. These standards identify material relationships that a director may have with the Company that would interfere with the director’s ability to exercise independent judgment. Each of the directors identified above meets the standards set forth in the Director Independence Standards.

     Board Membership Criteria

     As the composition of the Board of Directors exemplifies, the Company values experience in business, educational achievement, moral and ethical character, diversity, skills, accountability and integrity, financial literacy, high performance standards and industry knowledge. The Governance and Compensation Committee is responsible for screening, selecting and recommending to the Board candidates for election as directors.

     Audit Committee Independence

     The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee meets the independence requirements of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Audit Committee regularly holds separate executive sessions with (i) the Company’s independent registered public accounting firm, without management present, (ii) the Company’s Chief Financial Officer and (iii) the Company’s chief internal auditor.

Director Nomination Process

     The Governance and Compensation Committee reviews possible candidates for the Board of Directors and recommends the nominees for director to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board of Directors, which is a part of the Company’s Corporate Governance Guidelines, which can be found on the Company’s website. These criteria describe specific traits, abilities and experience that the Governance and Compensation Committee and the Board look for in determining candidates for election to the Board. The Governance and Compensation Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with a complete description of the nominee’s qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person’s ownership of the Company’s stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of the Company at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by stockholders are evaluated by the Governance and Compensation Committee in the same manner as are other possible candidates.

     In addition to making suggestions to the Governance and Compensation Committee for the selection of nominees as described above, under the By-Laws, stockholders are also entitled to nominate persons for election as directors if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

Charters, Code of Ethics and Business Conduct Policy

     In addition to the Corporate Governance Guidelines, the Company maintains the following to support its corporate governance policies:

     Charters for Board Committees

     The Governance and Compensation Committee and the Audit Committee employ charters adopted by the Board that set forth the authority and responsibilities of the committees under the corporate governance rules of the SEC and the NYSE.

     Code of Ethics and Business Conduct Policy

     The Board sponsors the Company’s Code of Ethics and the Business Conduct Policy, which ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Company’s General Counsel oversees compliance with the Code of Ethics and the Business Conduct Policy. The Company’s Code of Ethics is available on the Company’s website at www.airgas.com. All of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer and Controller, are required to comply with the Code of Ethics and the Business Conduct Policy. The Code of Ethics and the Business Conduct Policy cover all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of Company assets and reporting illegal or unethical behavior. The Code of Ethics describes the Company’s procedures to receive, retain and address complaints regarding accounting, internal controls and auditing matters, and other illegal or unethical behavior.

Directors are Stockholders

     Meaningful Director Stock Ownership

     Board members are expected to develop a meaningful ownership position in Company stock. For more information on director stock ownership, please see the table included in “Security Ownership” on page 21. Board members receive stock options each year as a significant component of their overall compensation.

Direct Access to Management and Independent Advisors

     The Company provides directors with complete access to management. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand, irrespective of seniority, which allows dialogue to develop between directors and management. The Board and each of the Audit Committee and the Governance and Compensation Committee have the right to consult with and retain independent legal and other advisors at the Company’s expense.

Ensuring Management Accountability

     Performance-Based Compensation

     The Company has linked the pay of associates in management and executive level positions to the Company’s performance. As described in greater detail in the Governance and Compensation Committee Report on Executive Compensation included in this Proxy Statement, the Governance and Compensation Committee adheres to this pay-for-performance philosophy, and stock-based incentives constitute a significant component of senior management’s overall compensation.

     CEO Evaluation Process

     The non-management members of the Board conduct an annual evaluation of the CEO’s performance and compensation. The CEO is evaluated against goals set each year, including both objective measures and subjective criteria consistent with, and in furtherance of, the Company’s strategic goals and initiatives. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis. The non-management members of the Board meet in executive sessions to review the CEO’s performance.

Functioning of the Board

     Directorship Limits

     To devote sufficient time to properly discharge their duties, no director may serve on more than three other boards of public companies. Recognizing the value of continuity of directors who have experience with the Company, there are no limits on the number of terms for which a director may hold office. Directors are required to resign from the Board by the date of the annual meeting of stockholders in the year in which the director has his or her seventieth birthday.

     Attendance at Board and Stockholder Meetings

     Directors are expected to attend all meetings of the Board and Committees on which they serve and annual stockholder meetings. Each director attended 100 percent of the meetings of the Board and the Committees on which they served in fiscal 2005, except that one director was unable to attend a Board meeting and a Committee meeting held on the same date. All of the directors attended the last Annual Meeting.

     Executive Sessions and Stockholder Communications with the Board

     The Board holds two regularly scheduled executive sessions each year where non-management directors meet without management participation. In the event that one or more of the non-management directors do not qualify as independent directors, the Board will also hold at least one meeting each year of the independent directors. Interested persons may communicate directly and confidentially with the non-management directors by writing to the Acting Chairperson, Non-Management Directors, Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283. Each year, the Board selects the Acting Chairperson of the non-management directors who will preside at the executive sessions of the Board and with whom stockholders wishing to communicate with the non-management directors may communicate.

Assessing the Board’s Performance

     Board Evaluation Process

     The Board of Directors conducts an annual evaluation of itself and its committees. The directors first evaluate overall Board performance against certain criteria that the Board has determined are important to its success. These include financial oversight, succession planning, compensation, corporate governance, strategic planning and Board structure and role. The Board then reviews the results of the evaluation and discusses what, if any, action should be taken to improve its performance.

ELECTION OF DIRECTORS
(Proposal 1)

     The By-Laws of the Company provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.

     The names and biographical summaries of the three persons who have been nominated to stand for election at the 2005 Annual Meeting and the remaining directors whose terms are continuing until the 2006 or 2007 Annual Meetings appear below. Lee M. Thomas and Robert L. Yohe were elected by the stockholders at the 2002 Annual Meeting and William O. Albertini was elected by the stockholders at the 2003 Annual Meeting to fill the vacancy created by a then-retiring director. They have been nominated to serve as directors for a term expiring at the 2008 Annual Meeting, except for Mr. Yohe who is currently scheduled to retire from the Board at the 2006 Annual Meeting pursuant to the Company’s Corporate Governance Guidelines. Of the continuing directors, James W. Hovey, Paula A. Sneed and David M. Stout were elected by the stockholders at the 2003 Annual Meeting and their terms continue until the 2006 Annual Meeting. W. Thacher Brown, Richard C. Ill and Peter McCausland were elected by the stockholders at the 2004 Annual Meeting and their terms continue until the 2007 Annual Meeting.

     All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance and Compensation Committee to the Board of Directors.

     The Board of Directors recommends that you vote FOR the election of Mr. Albertini, Mr. Thomas and Mr. Yohe.

     Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing until the 2006 and 2007 Annual Meetings.

Nominees for Election for Terms Expiring at the 2008 Annual Meeting:

William O. Albertini	Mr. Albertini, age 62, served as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc. from September 1997 until his retirement in April 1999. From January 1991 until August 1997, Mr. Albertini served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. and, from 1995 to 1997, he served as a member of its Board of Directors. In addition, Mr. Albertini is a director of Triumph Group, Inc., Charming Shoppes, Inc. and BlackRock, Inc. He also serves as a trustee of the Weller Foundation. Mr. Albertini has served as a director of the Company since 2003.

Lee M. Thomas	Mr. Thomas, age 61, is the President and Chief Operating Officer of Georgia-Pacific Corporation. Mr. Thomas has held this and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas also serves as a member of the Board of Directors of Georgia-Pacific Corporation and the Federal Reserve Bank of Atlanta. Mr. Thomas has served as a director of the Company since 1998.

Robert L. Yohe	Mr. Yohe, age 69, is a private investor, corporate director and advisor. He was Vice Chairman of Olin Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a director of Calgon Carbon Corporation, Marsulex Inc. and The Middleby Corporation. He is also a trustee of Lafayette College. Mr. Yohe has served as a director of the Company since 1994.

Directors Serving for Terms Expiring at the 2006 Annual Meeting:

James W. Hovey	Mr. Hovey, age 59, is President of The Fox Companies, a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. In conjunction with The Fox Companies, Mr. Hovey is also currently involved in start-up business ventures, including sales forecasting software and fitness and healthcare. Mr. Hovey also serves as a member of the Advisory Board of the Wharton School Real Estate Center, a member of the Board of Trustees of Eisenhower Fellowships, Inc., and a director of the Philadelphia Orchestra. Mr. Hovey has been a director of the Company since 1999.

Paula A. Sneed	Ms. Sneed, age 57, is Senior Vice President of Global Marketing Resources for Kraft Foods, Inc. Ms. Sneed was named to this position in January 2004. She is responsible for leading Kraft’s approximately 700-person Global Marketing Services organization that ensures world-class marketing, including advertising, media, promotions, marketing research, packaging, digital and interactive marketing, CRM and other marketing disciplines for more than 100 major food brands. Ms. Sneed joined General Foods Corporation (which later merged with Kraft Foods) in 1977, and has served in various executive positions since 1986. She also serves as a trustee of Simmons College, Teach for America and the Chicago Children’s Museum. Ms. Sneed is also a member of the Board of The Charles Schwab Corporation. Ms. Sneed has been a director of the Company since 1999.

David M. Stout	Mr. Stout, age 51, has been President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations, since January 2003. Prior to that, he served as President, U.S. Pharmaceuticals from 1999 to January 2003. He served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham from October 1996 until 1998. Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout has been a director of the Company since 1999.

Directors Serving for Terms Expiring at the 2007 Annual Meeting:

W. Thacher Brown	Mr. Brown, age 57, was the Chairman, President and a director of 1838 Investment Advisors, LLC, an investment management company, from July 1988 until May 2004, President of MBIA Asset Management, LLC from 1998 until September 2004 and a director of MBIA Insurance Company from 1999 until September 2004. He is a director of the 1838 Bond Debenture Trading Fund Inc., the 1838 Investment Advisors Funds, The Harleysville Group, Inc. and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc., as a director of the Fox Chase Cancer Center and as a director and Treasurer of the Pennsylvania Horticultural Society. Mr. Brown has been a director of the Company since 1989.

Peter McCausland	Mr. McCausland, age 55, has been a director of the Company since June 1986, the Chairman of the Board and Chief Executive Officer of the Company since May 1987, and President of the Company from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to the present. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and the International Oxygen Manufacturers Association, Inc. and as a member of the Board of Trustees of Eisenhower Fellowships, Inc.

Richard C. Ill	Richard C. Ill, age 62, has been President and Chief Executive Officer and a director of Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft components and assemblies, since 1993. Mr. Ill serves as a director of P.H. Glatfelter Company and is a member of the board of governors of The Aerospace Industry Association and the advisory board of Outward Bound, USA. Mr. Ill has served as a director of the Company since 2004.

Board of Directors and Committees

     The Board of Directors held six meetings during the fiscal year ended March 31, 2005. Each director attended all of the Board and Committee meetings that he or she was scheduled to attend, except that one director was unable to attend a Board meeting and a Committee meeting held on the same date.

     The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the fiscal year ended March 31, 2005, the Governance and Compensation Committee held five meetings, the Audit Committee held eight meetings, and the Finance Committee held four meetings.

     Executive Committee

     The members of the Executive Committee are W. Thacher Brown, Peter McCausland and David M. Stout. As authorized by Delaware law and the Company’s By-Laws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board of Directors. Historically, and in accordance with the policy of the Executive Committee, the Executive Committee has met infrequently and only in extraordinary circumstances.

     Governance and Compensation Committee

     The members of the Governance and Compensation Committee are David M. Stout, Lee M. Thomas and Robert L. Yohe. Each member of the Committee is independent from the Company and its management. The Committee’s primary responsibilities under the terms of its charter include:

•	Establishing qualifications for Board membership;

•	Interviewing and recommending candidates to fill new positions on the Board;

•	Reviewing candidates recommended by stockholders for positions on the Board;

•	Considering requests for waivers from the Code of Ethics for Board members and senior executives;

•	Recommending assignment of Board members to the committees;

•	Reviewing policies for Board compensation;

•	Reviewing and recommending changes to Board policies and procedures as they affect the organization and activities of the Board and its committees;

•	Making reports for consideration by the Board;

•	Considering matters of corporate governance, and reviewing, annually, the Corporate Governance Guidelines;

•	Reviewing succession plans for senior executive officers;

•	Conducting an annual evaluation of its performance and its charter;

•	Reviewing and approving corporate goals and objectives and evaluating, annually, the performance of the CEO and other officers in light of such goals and objectives;

•	Determining the compensation of the CEO based upon the evaluation of the performance of the CEO;

•	Approving senior executive compensation;

•	Reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans;

•	Administering, and approving and ratifying awards to senior executives under, the Company’s stock option and incentive compensation plans; and

•	Preparing a Compensation Committee Report for the annual proxy statement.

     The Committee may, in its sole discretion, engage director search firms or compensation consultants. The Committee also may consult with outside advisors to assist it in carrying out its duties to the Company.

     The Governance and Compensation Committee Report on Executive Compensation for the 2005 fiscal year appears on page 16 of this Proxy Statement. A copy of the Governance and Compensation Committee Charter is available on the Company’s website at www.airgas.com.

     Audit Committee

     The members of the Audit Committee are William O. Albertini, W. Thacher Brown and Paula A. Sneed. Each member of the Committee is independent from the Company and its management. In addition, the Board of Directors has determined that Mr. Albertini is an “audit committee financial expert.” The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls, and compliance with laws and regulations. The Committee’s responsibilities under the terms of its charter include:

•	Meeting at least quarterly with management, the Company’s chief internal auditor and the independent registered public accounting firm in separate executive sessions;

•	Assessing the integrity of the Company’s financial reporting process and system of internal controls through discussions with management, the internal auditors and the independent registered public accounting firm;

•	Selecting, appointing and recommending for ratification by the stockholders, an accounting firm to serve as the Company’s independent registered public accounting firm;

•	Setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	Establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approve the performance of such services;

•	Assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;

•	Reviewing an annual report from the independent registered public accounting firm describing its internal quality control procedures and any material issues raised by the most recent internal or peer review of the independent registered public accounting firm;

•	Reviewing with management and the independent registered public accounting firm the adequacy and effectiveness of the internal audit function;

•	Providing an avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board of Directors;

•	Reviewing with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Reviewing the Company’s earnings releases;

•	Discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters;

•	Retaining independent counsel and other advisors as necessary to fulfill its responsibilities;

•	Conducting an annual evaluation of its performance and its charter;

•	Recommending to the Board of Directors that the audited financial statements be included in the Company’s annual report to stockholders; and

•	Preparing the Report of the Audit Committee included in the annual proxy statement pursuant to Item 306 of Regulation S-K.

     The Report of the Audit Committee for the 2005 fiscal year appears on page 23 of this Proxy Statement. A copy of the Audit Committee Charter can be found on the Company’s website at www.airgas.com.

     Finance Committee

     The members of the Finance Committee are W. Thacher Brown, James W. Hovey and Lee M. Thomas. The purpose of the Committee is to review, advise and make recommendations on the financial affairs, policies and programs of the Company. The Committee meets periodically, but not less than four times per year, to review financial issues of the Company, including the following: capital structure; policies regarding dividends, stock splits and stock repurchases; current and projected capital requirements and the issuance of debt and equity securities; credit agreements and major changes thereto and borrowings and financings of every nature; insurance programs and practices for managing insurable risks; and strategic and business planning processes.

Compensation of Directors

     Directors who are not employees of the Company are paid an annual retainer of $18,000 plus a fee of $1,500 for each Board or Committee meeting attended, and are entitled to participate in the 1997 Directors’ Stock Option Plan (the “Directors’ Plan”).

     In order to closely align the interests of directors with those of stockholders, a majority of the directors’ compensation is in the form of stock options. The number of options granted is determined annually by the Governance and Compensation Committee. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant, and each option is exercisable immediately and has a term of 10 years. On August 4, 2004, each Board member was granted 7,500 options with an exercise price of $21.51 per share.

     The Chairmen of the Governance and Compensation Committee and the Finance Committee also receive an additional $3,000 annual retainer, and the Chairman of the Audit Committee receives an additional $5,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company is aware of one ten percent stockholder, who is also an officer and director, and his spouse.

     Based solely on its review of the copies of such reports furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that all of its officers and directors complied with all filing requirements applicable to them with the exception of Dean A. Bertolino, Alfred B. Crichton, Robert A. Dougherty, Glenn M. Fischer, Gordon L. Keen, Jr., Peter McCausland, Robert M. McLaughlin, Roger F. Millay, Michael L. Molinini, B. Shaun Powers, Ted R. Schulte, Patrick M. Visintainer and Dwight T. Wilson, who each failed to file one Form 4 on a timely basis regarding the Company’s annual grant of stock options to its executive officers, due to an administrative error. Each of the executive officers promptly filed a Form 4 to correct the failure to timely report the referenced transaction.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation earned during the fiscal years ended March 31, 2005, 2004 and 2003 by the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers based on salary and bonus earned during the 2005 fiscal year.

Summary Compensation Table

Annual Compensation					Long Term Compensation

					Securities
Name and Principal	Fiscal			Other Annual	Underlying	All Other
Position	Year	Salary($)	Bonus($)	Compensation($)(1)	Options(#)	Compensation ($)

Peter McCausland	2005	683,333	750,000	(1)	115,000	2,534	(2)
Chairman and Chief	2004	600,000	650,000		115,000	2,267
Executive Officer	2003	600,000	570,000		125,000	3,602

Roger F. Millay	2005	292,939	154,183	(1)	30,000	4,277	(3)
Senior Vice President	2004	286,493	112,090		27,600	4,134
and Chief Financial Officer	2003	283,081	132,502		29,900	5,336

B. Shaun Powers	2005	250,125	133,629	(1)	18,000	4,500	(4)
Division President-	2004	249,000	103,958		20,800	3,347
East	2003	246,750	107,506		22,500	3,955

Ted R. Schulte	2005	255,055	120,863	(1)	16,000	4,283	(5)
Division President-	2004	248,855	65,636		20,800	4,134
Gas Operations	2003	245,890	103,648		22,500	5,658

Alfred B. Crichton	2005	228,576	146,292	(1)	20,000	4,371	(6)
Division President-	2004	209,226	44,722		20,800	4,090
West	2003	206,150	54,399		22,500	4,176

(1)	Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(2)	Consists of $2,400 of employer matching contributions under the Company’s 401(k) Plan, and the value of life insurance premiums of $134 paid for the benefit of Mr. McCausland.

(3)	Consists of $4,143 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Millay

(4)	Consists of $4,366 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Powers.

(5)	Consists of $4,149 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Schulte.

(6)	Consists of $4,237 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Crichton.

Option Grants During 2005 Fiscal Year

     The following table provides information related to options granted to the named executive officers during the 2005 fiscal year. The Company does not have any outstanding stock appreciation rights.

					Potential Realization of
					Annual Rates of Stock
					Price Appreciation
Individual Grants					for Option Term(1)
		% of Total
	No. of	Options
	Securities	Granted to
	Underlying	Employees	Exercise
	Options	in Fiscal	Price	Expiration
Name	Granted (#)(2)	Year	($/Sh)	Date	5%($)(3)	10%($)(3)

Peter McCausland	115,000	11.4%	21.15	5/25/2014	1,529,629	3,876,380

Roger F. Millay	30,000	3.0%	21.15	5/25/2014	399,034	1,011,230

B. Shaun Powers	18,000	1.8%	21.15	5/25/2014	239,420	606,738

Ted R. Schulte	16,000	1.6%	21.15	5/25/2014	212,818	539,322

Alfred B. Crichton	18,000	1.8%	21.15	5/25/2014	239,420	606,738
	2,000	0.2%	21.51	8/4/2014	27,055	68,563

(1)	These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(2)	Represents options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning on the first anniversary of the date of their grant.

(3)	No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $1.0 billion and $2.6 billion, respectively, and the aggregate value of the named executive officers’ appreciation will be approximately 0.3% of the total stockholders’ appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 77,178,990 shares of Common Stock outstanding and entitled to vote on June 21, 2005 and a price of $21.15 per share, the weighted average exercise price of options granted in the 2005 fiscal year referred to in the table above.

Aggregated Option Exercises During 2005 Fiscal Year

and Fiscal Year-End Option Values

     The following table provides information related to employee options exercised by the named executive officers during the 2005 fiscal year and the number and value of such options held at fiscal year-end.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
			Fiscal Year-End (#)		at Fiscal Year End ($)(2)
	Shares Acquired	Value
Name	on Exercise (#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter McCausland	54,000	526,500	751,486	301,250	8,829,407	1,737,263

Roger F. Millay	20,000	348,324	85,100	75,650	1,142,072	438,051

B. Shaun Powers	-0-	-0-	41,450	44,850	528,197	205,085

Ted R. Schulte	-0-	-0-	91,575	50,350	1,252,773	311,355

Alfred B. Crichton	114,800	724,110	123,950	54,350	1,489,597	321,595

(1)	Represents the difference between the option exercise price and the market value on the date of exercise.

(2)	Value based on the closing price of $23.89 per share on March 31, 2005, less the option exercise price.

Deferred Compensation Plan

     During the first two months of the 2005 fiscal year, the Company offered eligible employees the opportunity to participate in the Company’s Deferred Compensation Plan. Under the plan, an eligible employee could elect to defer a specified percentage of his or her annual salary and/or bonus, and a director could elect to defer his or her annual compensation, by making a timely deferral election. Participants could choose to have amounts credited to a retirement account, to provide funds to the participant after retirement, and/or an in-service account, to provide funds to the participant while still employed by, or serving as a director of, the Company. Participants made elections as to how their deferred amounts would be deemed invested among several options available under the plan. The participant’s accounts were credited with earnings, gains and losses as if the amounts were actually invested in accordance with the participant’s investment elections. The Company’s obligations under the plan are unsecured general obligations to pay the compensation in the future in accordance with the terms of the plan. In May 2004, the Board of Directors authorized the termination of the plan for new participants, the discontinuance of further deferrals by existing participants under the plan after May 31, 2004 and the subsequent review of the plan for possible suspension or termination. After such review, the Board determined that the plan would remain in effect but with the previously authorized prohibition on enrollment by new participants and restrictions on further compensation deferrals.

Termination of Employment and Change of Control Arrangements

     The Company has entered into “change-of-control” agreements (“Change-of-Control Agreements”) with Mr. McCausland, Mr. Millay, Mr. Powers, Mr. Schulte, Mr. Crichton and five other executive officers. The terms of the agreements are consistent with similar agreements used in other major U.S. public corporations and provide salary and benefit continuation if the executive is terminated upon a change-of-control. A change-of-control is defined to include events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of the Company’s then-outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of the Company’s then-outstanding securities. Under the Change-of-Control Agreements, following the executive’s termination, he or she would be entitled to a lump sum payment equal to one to three times (depending upon the executive) the executive’s annual base salary at the time of termination, plus the executive’s potential bonus amount for the fiscal year in which the change-of-control occurred. The executive’s health and welfare benefits would also continue for two or three years, depending upon the executive, and the executive would be vested in all stock options and restricted stock. The cash and non-cash amounts payable under the Change-of-Control Agreements and under any other arrangements with the Company are limited to the maximum amount permitted without the imposition of an excise tax under the Internal Revenue Code. Generally, this would limit an executive’s lump sum payment to 2.99 times the executive’s average annual compensation for the preceding five years.

     In addition, under an arrangement entered into in 1992, in the event of the termination of Mr. McCausland’s employment for any reason including a change-of-control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options, subject to the above limitation of 2.99 times average annual compensation. The limitation under Mr. McCausland’s Change-of-Control Agreement would reduce the amount payable under his 1992 arrangement to the extent that the aggregate lump sum payments under the Change-of-Control Agreement and the 1992 arrangement exceed 2.99 times his average annual compensation for the preceding five years.

     Effective January 14, 2005, Glenn M. Fischer resigned as President and Chief Operating Officer of the Company, and the Company appointed Michael L. Molinini as Executive Vice President and Chief

Operating Officer. In connection with Mr. Fischer’s resignation, the Company and Mr. Fischer entered into a separation agreement, dated and effective January 14, 2005, which terminated Mr. Fischer’s previously effective employment agreement with the Company and provided for the acceleration of the vesting of an option previously granted to Mr. Fischer to acquire 15,000 shares of the Company’s common stock, and for Mr. Fischer to receive a separation payment of $1,374,046 plus $29,947 for unused vacation pay for the 2005 fiscal year, which he would have received pursuant to the terms of his employment agreement.

Certain Relationships and Related Transactions

     Since the beginning of its last fiscal year, the Company has not engaged in any transaction or series of similar transactions, or any proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party (1) in which the amount involved exceeds $60,000 and (2) in which any of the Company’s directors, nominees for director, executive officers or beneficial owners of more than 5% of its Common Stock, or members of the immediate families of those individuals, had or will have, a direct or indirect material interest.

     The Company does have business relationships with corporations or other organizations in which a director, nominee for director or executive officer of the Company may also be a director, executive officer, investor or trustee, or have some other similar direct or indirect relationship with the other corporation or organization. For example, the Company provides goods and services to companies such as Georgia-Pacific Corporation (of which Lee M. Thomas, a director of the Company, is President and Chief Operating Officer and a director), GlaxoSmithKline (of which David M. Stout, a director of the Company, is President, Pharmaceuticals), Kraft Foods, Inc. (of which Paula A. Sneed, a director of the Company, is Senior Vice President of Global Marketing Resources) and Triumph Group, Inc. (of which, William O. Albertini, a director of the Company, is a director and Richard C. Ill, a director of the Company, is President and Chief Executive Officer and a director). In all instances, including those described above, the Company enters into these arrangements in the ordinary course of business and each party provides to or receives from the other the relevant goods and services on a non-exclusive basis at arms-length negotiated rates. In addition, none of the Company directors was directly involved with the negotiation or consummation of any such arrangement. While any revenue, profits or other aspects of a business relationship with the Company may, of course, affect the individual’s overall compensation or value of his or her investments in the other corporation or organization, the Company does not believe that in any of these cases the relevant Company director receives or has received any compensation from the other corporation that is directly linked to the Company-related business arrangement. None of these arrangements is material to the Company or the other corporation or organization involved, and the Company does not believe that any indirect interest that a Company director may have with respect to such an arrangement is material.

GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

     The Governance and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Governance and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs. The Committee is composed of three independent non-employee directors. The Governance and Compensation Committee reviews and approves all compensation decisions for the Chief Executive Officer and other senior executive officers, administers the Company’s stock option plans and determines the goals, target awards and objectives under the executive bonus plan. In addition, the Committee makes recommendations to the Board with respect to the approval of new and amended cash incentive and equity-

based compensation plans and advises the Board on other compensation matters for executives and other employees not otherwise determined by the Committee.

     Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company’s operating subsidiaries, should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and towards the award of stock options to a relatively broad level of operating management associates.

Compensation Principles

     The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

•	Rewards executives for long-term strategic management and the enhancement of stockholder value through the award of stock options as a significant percentage of total compensation;

•	Integrates compensation programs with both the Company’s annual and longer-term strategic planning and measurement processes; and

•	Provides flexibility in order to maximize local autonomy, which the Company views as an important element of its success.

Executive Compensation Program

     The total compensation program consists of both cash and equity-based compensation. The annual compensation consists of a base salary and an annual bonus under the Company’s executive bonus plan. Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building sales, profitability and shareholder value. Periodically, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales. The comparison group includes companies in the S&P MidCap 400 Chemicals industry group plus industrial distribution companies that are similar in size to the Company. The Committee includes companies outside of the Company’s industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance, and total compensation levels generally are comparable to the median total compensation levels paid at companies in the comparison group. The individual’s performance is measured against specific management objectives, such as sales, EBITDA, operating profits, return on capital, safety targets, programs for training and development of personnel and sales and marketing programs.

     In addition to salary, there is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are “at risk,” meaning that the ultimate value of the compensation depends on such factors as Company financial performance, individual performance and stock price. This at-risk portion of the Company’s executive compensation generally ranges from approximately 49% to 71% of total compensation. Awards for executive officers varied for the 2005 fiscal year with a combination of the Company’s achievement of return on capital and earnings goals and were then adjusted up or down for the executive’s achievement of specified objectives and individual job performance. The objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company’s compensation principles described above to determine base salaries and bonuses.

     Long-term incentives are provided through the grant of stock options. The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company’s stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. In determining the total number of options to be granted, the Committee considers the percentage dilution of the grants and the value of the options using the Black-Scholes method. The size range of the individual option grant is generally based upon position level. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures, such as the value of stock option grants relative to total compensation and an assessment of the executive officer’s performance and future potential, exercising subjective judgment and discretion in view of these measures and the Company’s general policies to determine the specific grant within the applicable range. During the 2005 fiscal year, the value of options granted was generally between 21% and 39% of an executive officer’s total compensation. Through grants of stock options, the objective of aligning executive officers’ long-range interests with those of the stockholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Company strongly encourages senior management and executive officers to hold a meaningful equity interest in the Company, and, accordingly, has established stock ownership guidelines for such employees. Under the guidelines, subjected executive officers are expected, over time, to acquire common stock of the Company worth one- to five- times their base salaries, based on their levels of responsibility. A portion of the guidelines may be met with vested, unexercised stock options. The Company believes that such ownership better aligns the interests of management and stockholders. During the 2005 fiscal year, executive officers could also participate in the Company’s 401(k) Plan, which includes Company matching contributions, and the Company’s Employee Stock Purchase Plan, which generally permits eligible employees to purchase shares of the Company’s Common Stock at a 15% discount from the market price. During the first two months of the 2005 fiscal year, executive officers could participate in the Company’s Deferred Compensation Plan, under which executive officers could elect to defer a portion of their salaries and bonuses. As of May 31, 2004, the right to make additional deferrals was terminated for existing participants.

Chief Executive Officer Compensation

     The Governance and Compensation Committee reviewed the Chief Executive Officer’s compensation for fiscal year 2005 and determined that his base salary would be $700,000. This base salary approximates the median level of chief executive officers of the comparison group of companies described above and is consistent with the Company’s objective of paying a higher level of compensation through its at-risk bonus and stock option programs. A fiscal year 2005 bonus of $750,000 was awarded to the Chief Executive Officer. This was determined based on the Company’s performance in attaining EBITDA, sales and return-on-capital goals against pre-established levels of performance targets as set forth in the 2004 Executive Bonus Plan, and the Chief Executive Officer’s performance based on initiatives relating to safety, acquisitions, human resources, strategy implementation and strategic planning. In determining the number of shares to be awarded as stock options, the Committee considered the executive compensation paid by the comparison group of companies and the Chief Executive Officer’s performance. The Chief Executive Officer also participates in the Company’s 401(k) plan. During the 2005 fiscal year, the Chief Executive Officer received perquisites that totaled under $50,000 in incremental cost to the Company.

Deductibility

     The Committee’s policy is to pursue a compensation strategy that is performance-based, minimizing the non-deductibility of compensation for the Company’s executive officers under Section 162(m) of the Internal Revenue Code, while maintaining the flexibility of its compensation programs to attract and retain highly qualified executives in a competitive environment. Accordingly, the Committee may award non-deductible compensation when necessary to enable the Company to meet its overall objectives.

Governance and Compensation Committee

Robert L. Yohe, Chairman
David M. Stout
Lee M. Thomas

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Below is a graph comparing the yearly change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the S&P MidCap 400 Chemicals Index and the S&P MidCap 400 Index for the period of five years commencing April 1, 2000 and ended March 31, 2005.

     The Company has approved the use of the S&P MidCap 400 Chemicals Index and the S&P MidCap 400 Index for purposes of this performance comparison because the Company is a component of the indices and they include companies of similar size to that of the Company.

Airgas, Inc.
Comparison of Five Year Cumulative Total Return

	March 31	2000	2001	2002	2003	2004	2005
◆	Airgas	100	94.80	241.80	222.68	258.39	291.94
O	S&P MidCap 400 Chemicals	100	103.14	132.59	98.43	129.17	164.91
■	S&P MidCap 400	100	93.04	110.61	84.67	126.25	139.41

The graph above assumes that $100 was invested on April 1, 2000, in Airgas, Inc. Common Stock, the S&P MidCap 400 Chemicals Index, and the S&P MidCap 400 Index.

SECURITY OWNERSHIP

     The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company’s Common Stock beneficially owned on March 31, 2005 (i) by each person who is the beneficial owner of more than 5% of the Common Stock; (ii) by each director and nominee for director; (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

	Amount and Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)		Shares Outstanding

Peter McCausland 1113 Brynlawn Road Villanova, PA	9,993,733	(2)(3)(6)	13.0%

Bonnie F. McCausland 1113 Brynlawn Road Villanova, PA	9,067,886	(2)(4)	11.9%

William O. Albertini	35,000	(2)	*

W. Thacher Brown	172,250	(2)(5)	*

James W. Hovey	74,250	(2)	*

Richard C. Ill	15,000	(2)	*

Paula A. Sneed	56,756	(2)	*

David M. Stout	52,750	(2)	*

Lee M. Thomas	58,750	(2)	*

Robert L. Yohe	91,250	(2)	*

Roger F. Millay	124,279	(2)(6)	*

B. Shaun Powers	61,181	(2)	*

Ted R. Schulte	121,442	(2)(6)	*

Alfred B. Crichton	191,529	(2)(6)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,337,600	(7)	7.1%

	Amount and Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)		Shares Outstanding
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,915,761	(8)	5.22%

All directors and executive officers as a group (20 persons)	11,753,308	(2)(3)(4)(5)(6)	15.1%

*	Less than 1% of the outstanding Common Stock

(1)	Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 2005.

(2)	Includes the following number of shares of Common Stock which may be acquired by certain directors, executive officers and five percent stockholders through the exercise of options which were exercisable as of March 31, 2005 or became exercisable within 60 days of that date: Mr. McCausland, 870,000 shares; Mrs. McCausland, 236,264 shares held for the benefit of her children; Mr. Albertini, 15,000 shares; Mr. Brown, 66,250 shares; Mr. Hovey, 51,750 shares; Mr. Ill, 7,500 shares; Ms. Sneed, 51,750 shares; Mr. Stout, 51,750 shares; Mr. Thomas, 57,750 shares; Mr. Yohe, 62,250 shares; Mr. Millay, 116,975 shares; Mr. Powers, 56,775 shares; Mr. Schulte, 113,900 shares; Mr. Crichton, 146,775 shares; and all directors and executive officers as a group, 2,025,850 shares.

(3)	Investment and/or voting power with respect to 9,025,449 of such shares are shared with, or under the control of, Mr. McCausland’s spouse, Bonnie McCausland, and other members of Mr. McCausland’s immediate family, and 40,937 shares are held by a charitable foundation of which Mr. McCausland is an officer and director.

(4)	Investment and/or voting power with respect to 9,025,449 of such shares are shared with, or under the control of, Mrs. McCausland’s spouse, Peter McCausland, and other members of Mrs. McCausland’s immediate family, and 40,937 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director.

(5)	Includes 8,000 shares owned by members of Mr. Brown’s immediate family.

(6)	Includes the following shares of Common Stock held under Airgas’ 401(k) Plan as of March 31, 2005: Mr. McCausland, 41,647 shares; Mr. Millay, 960 shares; Mr. Schulte, 1,648 shares; Mr. Crichton, 12,291 shares; and all executive officers as a group, 66,050 shares.

(7)	T. Rowe Price Associates, Inc. filed a Schedule 13G dated February 15, 2005, upon which the Company has relied in making this disclosure. T. Rowe Price Associates, Inc. has sole voting power as to 1,198,100 shares and sole dispositive power as to 5,337,600 shares.

(8)	Barclays Global Investors, NA, and several related entities filing as a “group” for the purposes of such report (collectively, “Barclays”), filed a Schedule 13G on February 14, 2005, upon which the Company has relied in making this disclosure. Barclays has sole voting power as to 3,654,255 shares and sole dispositive power as to 3,915,761 shares.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2005 with the Company’s management and with the independent registered public accounting firm. The Committee reviewed with the independent registered public accounting firm its judgment as to the quality of the Company’s application of U.S. generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

     The Committee discussed with both the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee periodically met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

     The Committee has discussed with and received written disclosure and a letter from the independent registered public accounting firm as required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” as amended, as to their independence from the Company and its management.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing that the stockholders ratify the appointment of, KPMG LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Audit Committee
William O. Albertini, Chairman
W. Thacher Brown
Paula A. Sneed

PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

     The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2006. The Board of Directors has proposed that the stockholders ratify the appointment of KPMG LLP. This firm audited the Company’s financial statements for the fiscal year ended March 31, 2005. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

     The following table shows the fees that the Company paid to the independent registered public accounting firm for services provided to the Company during the 2005 and 2004 fiscal years:

	2005	2004
Audit Fees	$1,380,000	$785,000
Audit-Related Fees	$153,000	$175,000
Tax Fees	$4,000	$85,000
All Other Fees	$—	$10,000

•	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly report on Forms 10-Q. The fees for the 2005 fiscal year also include work associated with issuing the independent registered public accounting firm’s audit report on the Company’s internal control over financial reporting.

•	Audit-Related Fees consist of services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The services for the fees disclosed under this category for the 2005 and 2004 fiscal years include employee benefit plan audits. These fees for the 2005 fiscal year also include worked performed relating to accounting for acquisitions, responding to an SEC comment letter and review of various technical accounting matters. The fees for the 2004 fiscal year also include work performed relating to the issuance of senior subordinated debt and the adoption of FASB Financial Interpretation No. 46.

•	Tax Fees consist of professional services rendered by the independent registered public accounting firm for tax compliance, tax return review and tax advice.

•	All Other Fees for the 2004 fiscal year for services rendered by the independent registered public accounting firm primarily consist of due diligence and analysis work related to the pending acquisition by the Company of the majority of the U.S. packaged gas business of The BOC Group, Inc.

     The Audit Committee considered whether the services provided above are compatible with maintaining the independent auditor’s independence.

Pre-Approval of Audit and Non-Audit Services

     Under the Audit Committee’s audit and non-audit services pre-approval policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

     Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee is asked to pre-approve the engagement of the accounting firm, and the projected fees for audit services and audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements). The fee amounts approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year.

     In addition, pursuant to its policy, the Audit Committee has pre-approved certain categories of non-audit services to be performed by the independent registered public accounting firm and an aggregate maximum amount of fees to be paid for such services. The Audit Committee receives updates from management and reviews these services at each of its quarterly meetings. Additional pre-approval is required for any of these services if the fees exceed the originally pre-approved aggregate amount annually. If the Company desires to engage the independent registered public accounting firm for other services that are not within the pre-approved categories, the Audit Committee must approve such specific engagement as well as the projected fees.

     In the 2005 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

     The Board of Directors recommends that you vote FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR
NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

     Under the rules of the Securities and Exchange Commission, if a stockholder wants to submit a proposal for inclusion in the Proxy Statement and presentation at the 2006 Annual Meeting, the proposal must be received by the Company, attention: Mr. Dean A. Bertolino, Secretary, at the principal offices of the Company, by February 28, 2006.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

     For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2006 Annual Meeting, the Company’s By-Laws require, and the Securities and Exchange Commission rules permit, that the proposal be received at the Company’s principal executive offices not earlier than April 11, 2006 and not later than May 11, 2006. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 9, 2006, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. The By-Laws also provide that the notice must contain certain information regarding the proposal and the nomination.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

     No director of Airgas, Inc. (the “Company”) will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other rules, interpretations and considerations of the New York Stock Exchange (“NYSE”), or any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. The Board has established the following standards, based upon those set forth in the NYSE Listing Standards, to assist it in determining director independence. These standards shall be interpreted in accordance with interpretations of the NYSE Listing Standards.

     A director will not be independent if:

•	the director is a current partner or employee of the Company’s independent auditor;

•	an immediate family member of the director is a current partner of the Company’s independent auditor; or

•	an immediate family member of the director is a current employee of the Company’s independent auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

     A director will not be independent if within the preceding three years:

•	the director was employed by the Company;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

•	the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years;

•	an immediate family member of the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years; or

•	an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

     None of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be immaterial relationships with the Company:

•	a director is a current employee, or a director’s immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

A-1

•	a director or a director’s immediate family member is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company for which the director serves as an executive officer; or

•	a director or a director’s immediate family member serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-2

AIRGAS, INC.
PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 9, 2005

     The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Dean A. Bertolino and Roger F. Millay, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Tuesday, August 9, 2005, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, and at all adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting. If the undersigned is a participant in the Airgas, Inc. 401(k) Plan and has a portion of his interest in the plan invested in Airgas Common Stock, the undersigned also instructs the trustee of the trust to vote the shares attributable to the undersigned’s interest in the same manner shown on this proxy and in the discretion of the trustee upon such other business as may come before the Meeting, and if no instructions are given, the trustee will vote the shares in the same proportions as the shares for which voting instructions have been received.
     SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT AND FOR THE COMPANY’S PROPOSAL 2, ALL AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT, AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE COMPANY’S PROPOSALS 1 AND 2.
     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.
(Continued, and to be signed, on the other side)

Airgas, Inc.

C/O Proxy Services

P.O. Box 9141

Farmingdale, NY 11735

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AIRGAS, INC.

The Board of Directors recommends voting
FOR Proposals 1 and 2.

Vote On Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
1. Election of Directors
Nominees:
William O. Albertini, Lee M. Thomas and Robert L. Yohe	☐	☐	☐

Vote On Proposal
				For	Against	Abstain

2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.				☐	☐	☐

3. In their discretion, upon such other matters as may properly come before the Meeting.

Note:	Please sign exactly as name(s) appear(s) hereon. Executors, administrators, trustees, etc. should give full title as such.

For comments, please check this box and write them on the back where indicated

☐

Please indicate if you plan to attend this meeting

☐          ☐

Yes          No

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date